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                                                                    Exhibit 4.1

                                  $500,000,000
                               EXELON CORPORATION
                               6 3/4% SENIOR NOTES

                               EXELON CORPORATION

                              OFFICER'S CERTIFICATE

              Pursuant to Sections 2.4(3) and 10.5 of the Indenture
                             dated as of May 8, 2001

                  I, J. Barry Mitchell, Vice President of Exelon, a Pennsylvania Corporation (the "Company"), do hereby certify to Chase Manhattan Trust Company, National Association, as Trustee (the "Trustee"), under the Indenture dated as of May 1, 2001 (the "Indenture"), that the terms of the Company's 6 3/4% Senior Notes due 2011 (the "Notes") to be issued pursuant to the Indenture were established in or pursuant to resolutions of the Pricing Committee of the Board of Directors (the "Resolutions"), a copy of which is attached hereto as EXHIBIT A, and Sections 2.1, 2.3 and 10.5 of the Indenture and complies with the Indenture as follows:

                  (i) the Notes are to be entitled "6 3/4% Senior Notes due 2011";

                  (ii) the Notes initially will be limited in aggregate principal amount to $500,000,000; provided, that the Company may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional notes of the same series, equal in rank to the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or except for the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes;

                  (iii)    the Notes are issued at 100% of the principal amount;

                  (iv)     the maturity date of the Notes is May 1, 2011;

                  (v) the interest rate for the Notes is 6 3/4% per annum, shall accrue on the Notes commencing May 8, 2001, and that interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months;

                  (vi) the interest on the Notes shall be payable semi-annually on May 1 and November 1 in each year commencing November 1, 2001; the regular record dates to determine the holders of the Senior Notes for the purpose of interest payments shall be the April 15 or October 15;
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                  (vii)    the Notes are issued only in registered form in
                           denominations of $1,000 and multiples thereof;

                  (viii) the Notes are to be issued in book-entry only form with The Depository Trust Company registered in the name of Cede & Co, as nominee for The Depository Trust Company, and so long as in book-entry only form are not issuable in definitive form;

                  (ix) the Trustee is designated as registrar and transfer agent for the Notes and a Corporate Trust Office to be designated by the Trustee shall be the agency to be maintained by the Company at which books for the registration, exchange and transfer of such Notes shall be kept;

                  (x)      the Notes are not entitled to any sinking funds;

                  (xi) the Notes are issued as registered securities with the Securities and Exchange Commission;

                  (xii) the Company will not pay any additional amounts on the Notes held by a person who is not a U.S. citizen in respect of any tax, assessment or governmental charge withheld or deducted;

                  (xiii) the Notes are redeemable in whole or in part, at any time at the Company's option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus twenty-five (25) basis points, plus accrued interest on the principal amount being redeemed to the redemption date as set forth in the Resolutions and the Prospectus Supplement dated May 3, 2001 (the "Prospectus Supplement"), a copy of which is attached hereto as EXHIBIT B:

                                    "Comparable Treasury Issue" means the United
                                    States Treasury security or securities
                                    selected by an Independent Investment Banker
                                    (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

                                    "Comparable Treasury Price" means, with
                                    respect to any redemption date, (1) the
                                    average of the Reference Treasury Dealer
                                    Quotations (as defined below) for such
                                    redemption date, after


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                                    excluding the highest and lowest such
                                    Reference Treasury Dealer Quotations,
                                    or (2) if the trustee obtains fewer
                                    than four such Reference Treasury
                                    Dealer Quotations, the average of all
                                    such quotations.

                                    "Independent Investment Banker" means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with the Company.

                                    "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Banc One Capital Markets, Inc., their respective successors, and two other primary U.S. Government securities dealers in The City of New York (a "Primary Treasury Dealer") selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

                                    "Reference Treasury Dealer Quotations"
                                    means, with respect to each Reference
                                    Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

                                    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date;

                  (xiv) the following are modifications of and additions to the Events of Default and covenants with respect to the Notes, all as described in the Resolutions and the Prospectus Supplement:

                                    Additional Covenants: For so long as any Notes remain outstanding, the Company will not create or incur or allow any of its subsidiaries to create or incur any pledge or security interest on (1) any of the capital stock of, or other equity interests in, PECO Energy Company ("PECO"), Commonwealth Edison Company ("ComEd") or Exelon Generation Company, LLC ("Exelon Generation") and (2) any of the capital stock of, or other equity interests in, the Company's subsidiaries which directly hold the capital stock of or other equity interests in PECO, ComEd or

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                                    Exelon Generation, in each case held by the
                                    Company or one of its subsidiaries on the issue date of the Notes.

                                    Additional Events of Default: In addition to the Events of Default described in the Indenture, an Event of Default under the Notes will include the Company's failure to pay principal at maturity or acceleration following a default in an aggregate amount of $50 million or more with respect to any of the Company's Indebtedness, or the acceleration of any of the Company's Indebtedness aggregating $50 million or more which default is not cured, waived or postponed pursuant to an agreement with the holders of the Indebtedness within 30 days after written notice as provided in the Indenture, or the acceleration is not rescinded or annulled within 30 days after written notice as provided in the Indenture.

                                    As used in the immediately preceding
                                    paragraph, "Indebtedness" means the
                                    following obligations of the Company:

                                    o  all obligations for borrowed money;

                                    o  all obligations evidenced by bonds,
                                       debentures, notes or similar
                                       instruments, or upon which interest
                                       payments are customarily made;

                                    o  all obligations under conditional
                                       sale or other title retention
                                       agreements relating to property
                                       purchased by us to the extent of the
                                       value of the property (other than
                                       customary reservations or retentions
                                       of title under agreements with
                                       suppliers entered into in the
                                       ordinary course of our business);
                                       and

                                    o  all obligations issued or assumed
                                       as the deferred purchase price of
                                       property or services purchased by
                                       us which would appear as liabilities
                                       on our balance sheet; and

                  (xv) the form of the Notes established pursuant to the Board Resolution is attached hereto as part of EXHIBIT A.

                  In addition, I hereby certify that I have read the Indenture, including Section 10.5 thereof, and the definitions in such Indenture relating thereto and certain other corporate documents and records, and having made such examination or investigation as I consider necessary to enable me to express an informed opinion and, in my opinion, based on such examination, all conditions precedent provided for in the Indenture with respect to the authentication, issuance and delivery of the Certificate representing the 6 3/4% Senior Notes have been complied with.

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                  All capitalized terms not defined herein shall have the
meanings assigned thereto in the Indenture.

                  IN WITNESS WHEREOF, the undersigned has executed this certificate this 8th day of May, 2001.

                                             /s/ J. Barry Mitchell
                                             -----------------------------
                                             J. Barry Mitchell
                                             Vice President and Treasurer


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